Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-110330, No. 333-110331, and No. 333-23052) on Form S-8 and the registration statement (No. 333-162224) on Form S-3 of our reports dated February 28, 2022, with respect to the consolidated financial statements of PRA Group, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Norfolk, Virginia
February 28, 2022